Exhibit 99.1

CORONADO BIOSCIENCES ANNOUNCES MANAGEMENT CHANGES

Burlington, MA- December 20, 2013- Coronado Biosciences, Inc. (NASDAQ:CNDO), a biopharmaceutical company involved in the development of novel immunotherapy agents for the treatment of autoimmune diseases and cancer, as well as the licensing and acquisition of, and investment in, development stage compounds, biologics and companies, today announced that Dr. Lindsay A. Rosenwald has been appointed Chairman, President, and Chief Executive Officer (CEO) of the Company, effective yesterday. Additionally, Mr. Michael S. Weiss has been appointed a director and Co-Vice Chairman of the Company’s Board of Directors. Dr. Rosenwald, founder of the Company and a director since October 2009, has resigned as a member of the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

The Company also announced today the departure of Harlan F. Weisman, M.D., who served as a director of the Company since August 2012 and as its Chairman and CEO since December 2012. “We thank Harlan on behalf of the Company for his efforts and leadership and wish him much success in his future endeavors,” said Dr. Rosenwald.

About Lindsay A. Rosenwald, MD

Dr. Rosenwald has served as a member of the Board since October 2009. Since 2009, Dr. Rosenwald has served as Co-Portfolio Manager and Partner of Opus Point Partners, LLC (“Opus”), an asset management firm in the life sciences industry. Prior to that, from 1991 to 2008, he served as the Chairman of Paramount BioCapital, Inc. Over the last 23 years, Dr. Rosenwald has acted as a biotechnology entrepreneur and been instrumental in the founding and recapitalization of numerous public and private biotechnology and life sciences companies. Dr. Rosenwald received his B.S. in finance from Pennsylvania State University and his M.D. from Temple University School of Medicine.

About Michael S. Weiss

Since 2009, Michael S. Weiss has served as Co-Portfolio Manager and Partner of Opus. In 2011, Mr. Weiss co-founded TG Therapeutics, Inc. (NASDAQ: TGTX), a publicly-traded biotechnology company focused on acquiring, developing and commercializing drugs for the treatment of b-cell malignancies. Mr. Weiss currently serves as TG’s Executive Chairman, Interim CEO and President. Prior to 2009, Mr. Weiss was Chairman and CEO of Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX) where he helped the company acquire and develop its lead drug Zerenex as well as executed a $100MM+ strategic alliance for Zerenex with JT Tobacco, Inc. and Torii Pharmaceutical Co., Ltd. Mr. Weiss began his professional career as a lawyer with Cravath, Swaine & Moore LLP in NYC. Mr. Weiss earned his J.D. from Columbia Law School and his B.S. in Finance from The University at Albany.

About Coronado Biosciences

Coronado Biosciences is engaged in the development of novel immunotherapy biologic agents. The company’s two principal pharmaceutical product candidates in clinical development are: TSO (Trichuris suis ova or CNDO-201), a biologic for the treatment of immune-mediated diseases such as psoriasis, ulcerative colitis and multiple sclerosis, and other diseases such as autism; and CNDO-109, a biologic that activates natural killer (NK) cells, for the treatment of acute myeloid leukemia (AML), multiple myeloma and solid tumors. For more information, please visit www.coronadobiosciences.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: our ability to attract, integrate, and retain key personnel; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; our dependence on third party suppliers; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contact:

Lucy Lu, MD, Executive Vice President & Chief Financial Officer

Coronado Biosciences, Inc.

781-652-4525; ir@coronadobio.com